Exhibit 10.1
MEMBERSHIP INTEREST PURCHASE AGREEMENT
     THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 14, 2008 (the “Effective Date”), by and between STIRR SoCal Portfolio II, LLC, a Delaware limited liability company (the “Seller”) and Pacific Office Properties, L.P., a Delaware limited partnership (the “Purchaser”) all of whom or which shall sometimes collectively be referred to herein as the “Parties” and individually as a “Party.”
RECITALS
     A. Seller is a Member of and holds a Membership Interest in POP SoCal Partners, LLC, a Delaware limited liability company (the “Company”). The affairs of the Company, its management, and the rights, duties, privileges, preferences and obligations of its members are currently set forth in and governed by that certain POP SoCal Partners, LLC Limited Liability Agreement dated as of September 26, 2007 (as amended from time to time, the “LLC Agreement”). Capitalized terms used in this Agreement without definition shall, unless the context clearly indicates otherwise, have the meanings ascribed to such terms in the LLC Agreement.
     B. Seller currently is the manager of the Company and currently owns a membership interest in the company, in each case as more particularly set forth in the LLC Agreement (such membership interest of the Seller, as set forth in such LLC Agreement, being referred to in this Agreement as the “Seller’s Membership Interest”).
     C. The Company is the sole member of and owns all of the membership interests in POP SoCal Mezzanine, LLC, a Delaware limited liability company (“POP Mezz”), and POP Mezz is the sole member of and owns all of the membership interests in both SoCal GP, LLC, a Delaware limited liability company (“GP LLC”) and SoCal GP II, LLC, a Delaware limited liability company (“GP II LLC”).
     D. GP LLC is the sole general partner of (and owns an 0.5% economic interest in) and POP Mezz is the sole limited partner of (and owns a 99.5% economic interest in), each of the following Delaware limited partnerships: (i) LaPalma Flex, LP; (ii) Poway Flex, LP; (iii) Via Frontera, LP; (iv) SC Executive Center, LP; (v) Yorba Linda BP, LP; (vi) Gateway Corporate Center, LP; and (vii) Savi Tech Center, LP (collectively, the “SoCal Project Owners”).
     E. GP II LLC is the sole general partner of (and owns an 0.5% economic interest in) and POP Mezz is the sole limited partner of (and owns a 99.5% economic interest in) Carlsbad CC, LP, a Delaware limited partnership (the “Carlsbad Project Owner” and, together with the SoCal Project Owners, the “Project Owners”) (the Project Owners, together with the Company, GP LLC and POP Mezz, are also sometimes collectively referred to as the “POP Affiliates” and each individually as a “POP Affiliate”).
     F. The Project Owners collectively own the Project (as defined in the LLC Agreement).

     G. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s Membership Interest in the Company upon the terms and conditions set forth in this Agreement.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
AGREEMENT
     1. Purchase, Sale and Assignment of Seller’s Membership Interest. Purchaser hereby agrees to, and hereby does, purchase and acquire from Seller, and Seller hereby agrees to, and hereby does, sell, transfer and convey to Purchaser, all of the Seller’s right, title and interest in and to the Seller’s Membership Interest, subject to and in accordance with the terms and conditions of this Agreement (the “Assignment”), which Assignment shall be and hereby is effective as of the Effective Date of this Agreement. The term “Seller’s Membership Interest” includes, without limitation: (a) all of Seller’s right, title and interest in and to the Seller’s Membership Interest, including all capital, profits, losses and distributions of cash flow of the Company relating thereto; (b) Seller’s entitlement to any priority returns with respect thereto (including amounts attributable to the STIRR Preferred Return Account and/or Minimum Profit Amounts, as each term is defined in the LLC Agreement), if any, from the Company; and (c) any and all other rights, privileges, preferences and obligations granted to Seller or that Seller may have or hold in the Company with respect to such Seller’s Membership Interest, including, but not limited to, the rights, privileges, preferences and obligations granted to and/or imposed upon the Managing Member (provided, however, that Purchaser’s rights with respect to any Minimum Profit Amounts shall begin only with such Minimum Profit Amounts as accrue pursuant to the LLC Agreement beginning with the last business day of August, 2008, with any such prior accrued amounts being for the benefit of the Seller).
     2. Form of Assignment. Concurrently herewith, Seller and Purchaser shall each execute and deliver counterparts of the Assignment of Membership Interests in the form attached hereto as Exhibit A (the “Assignment Instrument”).
     3. Purchase Price. As consideration for the Assignment, on and as of the Effective Date, Purchaser shall pay to Seller the sum of Four Million Two Hundred Forty-Three Nine Hundred Eighteen Dollars and No Cents ($4,243,918.00) (the “Purchase Price”). The Purchase Price shall be payable by Purchaser to Seller by delivery to Seller of a Promissory Note in the amount of the Purchase Price, in the form attached here to as Exhibit B. The Promissory Note shall at all times be an unsecured obligation of the maker thereunder.
     4. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that the following matters are true and correct as of the Effective Date and covenants as follows:
          4.1 Seller’s Membership Interest. Seller owns the Seller’s Membership Interest, free and clear of any and all liens, encumbrances and interests of any third parties. Seller has good right and lawful authority to assign, transfer and deliver the Seller’s Membership Interest and the Assignment Instrument as provided herein.

          4.2 Title to Project. The Company owns (both beneficially and of record) all of the issued and outstanding membership interests of POP Mezz, free and clear of any and all liens, encumbrances and interests of any third parties. POP Mezz owns (both beneficially and of record) all of the issued and outstanding membership interests of both GP LLC and GP II LLC, in each case, free and clear of any and all liens, encumbrances and interests of any third parties. POP Mezz owns (both beneficially and of record) all of the issued and outstanding limited partnership interests of each Project Owner, free and clear of any and all liens, encumbrances and interests of any third parties. GP LLC owns (both beneficially and of record) all of the general partnership interests in each SoCal Project Owner, free and clear of any and all liens, encumbrances and interests of any third parties. GP II LLC owns (both beneficially and of record) all of the general partnership interests in the Carlsbad Project Owner, free and clear of any and all liens, encumbrances and interests of any third parties. The Project Owners own fee simple title to the Project, subject only to the Permitted Exceptions (as defined in Section 8.1, below).
          4.3 Seller’s Deliveries. All items delivered by Seller pursuant to this Agreement, are, to Seller’s knowledge, true, accurate, correct and complete in all material respects, and fairly present the information set forth in a manner that is not materially misleading. Seller has delivered or made available to Purchaser copies of all of the material Leases and other material agreements relating to or affecting the ownership and operation of the Project and to Seller’s knowledge, such copies are true and complete.
          4.4 Defaults. To Seller’s knowledge, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (a) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which the Seller and/or any POP Affiliate is a party or by which the Seller and/or any POP Affiliate or the Project is bound, (b) violate any restriction, requirement, covenant or condition to which Seller and/or any POP Affiliate is subject or by which Seller and/or any POP Affiliate or the Project is bound, (c) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order applicable to the Seller and/or any POP Affiliate, or (d) result in the cancellation of any contract or Lease pertaining to the Project; except in any instance in any of (a) — (d) such as would not have a Material Adverse Effect. To Seller’s knowledge, no authorization, approval or other action by and, no notice to or filing with, any Governmental Authority is required for assignment and transfer of the Seller’s Membership Interest to Purchaser hereunder or for the execution or delivery of the Assignment Instrument.
          4.5 Contracts. To Seller’s knowledge, and except with respect to property management agreements and other service agreements that are normal and customary for the operation of the Project, there are no contracts relating to the management, leasing, operation, maintenance or repair of the Project, except those which may be terminated without penalty or other payment by one or more of the Project Owners (or its assignee, including Purchaser, or successor) upon no more than thirty (30) days’ prior notice.
          4.6 Leases. With respect to each Lease and to Seller’s knowledge:

               (a) such Lease is legal, valid, binding, enforceable and in full force and effect in accordance with its respective terms, subject to the qualification that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for the enforcement thereof may be brought and further subject to any other legal defenses to enforcement that may be available to the lessor thereunder;
               (b) neither the landlord under such Lease nor any other party to such Lease is in breach or default (subject to applicable notice and cure periods) that would have a Material Adverse Effect; and no event has occurred that permits termination, modification or acceleration, such that any such termination, modification or acceleration would have a Material Adverse Effect;
               (c) neither the landlord under the Lease nor any other party to such Lease has repudiated (in writing) any provision thereof, such that any such repudiation would have a Material Adverse Effect;
               (d) neither Seller nor any POP Affiliate has received any written notice of any pending disputes under such Lease, nor is there any forbearance program in effect as to such Lease, such that any such dispute or forbearance program would have a Material Adverse Effect; and
               (e) neither Seller, the Company, POP Mezz, GP LLC, nor the Project Owners have received any written notice from any governmental authority having jurisdiction over the Project (“Governmental Authority”) alleging the failure of either or both of the Project and the tenant under the applicable Lease to comply with all applicable laws, rules and regulations in all material respects, such that any such failure would have a Material Adverse Effect.
          4.7 Physical Condition. To Seller’s knowledge, all of the Improvements (as defined in the LLC Agreement) that are material to the operation of the Project are in good operating condition and repair, subject only to ordinary wear and tear, maintenance and capital expenditures in the ordinary and normal course of the ownership and operation of the Project. To Seller’s knowledge, there is no existing patent or latent structural or other physical defect or deficiency in the condition of the Project, or any component or portion thereof, that would have a Material Adverse Effect.
          4.8 Compliance with Laws and Codes. To Seller’s knowledge, the Project, and the use and operation thereof, is (or the use and operation of any component, portion or area of the Project is) in material compliance with applicable municipal and other governmental laws, ordinances, regulations, codes. Each of the Project Owners possesses the material licenses, permits and authorizations for the use, occupancy and operation of its respective portion of the Project as it is presently being operated, except where such violation or failure would not have a Material Adverse Effect. To Seller’s knowledge, no notice, citation, summons or order has been issued, nor has Seller or any POP Affiliate received any written notice from any Governmental

Authority that any investigation or review is pending or threatened by such Governmental Authority with respect to any alleged violation by either of the Project Owners of any such laws, statutes, rules, regulations or orders, except where the failure to comply with the same would not have a Material Adverse Effect.
          4.9 Litigation. There are no pending, or to Seller’s knowledge, threatened judicial, municipal or administrative proceedings affecting the Project or against either of the Project Owners affecting the use, ownership or operation of the Project or any portion thereof, except in any such case as would not have a Material Adverse Effect.
          4.10 Insurance. The Project Owners now have in force customary insurance relating to the Project, or as may be required by any lender in connection with the Property Indebtedness with respect to the Project (the “Insurance”). To Seller’s knowledge, none of the Project Owners have received any written notice of cancellation or non-renewal with respect to, or disallowance of any claim for any matter related to the Project under, any policy evidencing the Insurance.
          4.11 Authority. Seller has obtained all necessary consents for the execution and delivery of this Agreement and the Member Instrument by Seller. The performance of this Agreement by Seller has been duly authorized by Seller and this Agreement is the valid and binding obligation of Seller and enforceable against Seller in accordance with its terms, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principals and doctrines of general application.
          4.12 Environmental Matters.
               (a) To Seller’s knowledge, there is no Environmental Claim (as hereinafter defined) pending or threatened against (i) the Project or (ii) any of the Project Owners that relates to the Project and that would have a Material Adverse Effect.
               (b) To the knowledge of Seller, there are no past (during the period of time in which the Project Owners have had an interest in the Project) or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the handling, manufacture, treatment, storage, use, generation, release, emission, discharge, presence or disposal of any Hazardous Substances (as hereinafter defined), either collectively, individually, or severally, that constitute a violation of any Environmental Laws and that would have a Material Adverse Effect.
               (c) To the knowledge of Seller, there has been no release of any Hazardous Substance on, in, at, under or from the Project during the period of time that the Project Owners have held an interest in the Project, which release would have a Material Adverse Effect.
               (d) To the knowledge of Seller: (i) there are no above ground or underground storage tanks currently located on any Land on which the Project is situated, such that the existence thereof would have a Material Adverse Effect; and (ii) there are no friable asbestos or friable asbestos containing materials on the Project, such that the existence thereof would have a Material Adverse Effect.
               (e) Seller has no knowledge of any release, discharge, spillage, uncontrolled loss, seepage or filtration of oil, petroleum or chemical liquids or solids, liquid or gaseous products or any hazardous waste or hazardous substance (as those terms are used in the Comprehensive Environmental Response, Compensation and Liability Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, or in any other applicable federal, state or local laws, ordinances, rules or regulations relating to protection of public health, safety or the environment, as such laws may be amended from time to time) at, upon, under or within the Project that would have a Material Adverse Effect.
          4.13 Rent Roll. Seller has delivered to Purchaser rent rolls for the Project on Seller’s usual and customary form, which rent rolls are true, correct and complete in all material respects.
          4.14 United States Person. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.
          4.15 Condemnation. Seller has no knowledge of pending or contemplated condemnation or other governmental taking proceedings affecting all or any part of the Project.
          4.16 Disclosure. To Seller’s knowledge, no representation or warranty in this Agreement, no exhibit attached hereto with respect to the Project, and no schedule contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading, or necessary in order to provide Purchaser with adequate information as to the Project and the management, operation, maintenance and repair thereof. To Seller’s knowledge, there is no fact known to Seller which has, or which, to Seller’s knowledge, could reasonably have been foreseen by Seller as likely to have, a Material Adverse Effect on the management, operation, maintenance and repair of the Project which has not been disclosed herein, in any schedule attached hereto, or in any written document furnished by Seller to Purchaser under this Agreement or in connection with the transactions contemplated hereby.
          4.17 Financial Statement. Attached hereto as Exhibit C is a balance sheet which shows, on a consolidated basis, all of the material assets and liabilities of the Company and the POP Affiliates as of the Effective Date.
          4.18 Tax-Related Issues. To the knowledge of Seller, each POP Affiliate has timely filed with the appropriate taxing authorities all returns (including without limitation informational returns and other material information) in respect of Federal, State and local taxes (collectively “Taxes”) required to be filed through the date hereof (and for which an extension has not been obtained) and Seller will timely file any such returns required to be filed (a) on or prior to the Effective Date and (b) with respect to all periods ending on or before the Effective Date. The returns and other information filed (or to be filed) are complete and accurate in all material respects. All material Taxes of each POP Affiliate which are or were due and owing on or before the Effective Date have been timely paid and, to the knowledge of Seller, no POP

Affiliate has any material liability for Taxes in excess of the amounts so paid. All material Taxes that any POP Affiliate has been required on or before the Effective Date to collect or withhold have been duly collected or withheld and, to the extent required to be paid on or before the Effective Date have been duly paid to the proper taxing authority and no material deficiencies for Taxes of any POP Affiliate have been claimed, proposed or assessed by any taxing or other Governmental Authority. There are no pending or, to Seller’s knowledge, threatened audits, investigations or claims for or relating to any material additional liability to any POP Affiliate in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in reasonable judgment of Seller, is likely to result in a material additional liability for Taxes. To the knowledge of Seller, there are no liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of any POP Affiliate. Seller is a United States person within the meaning of Section 7701 of the Code.
          4.19 No Other Representation or Warranty. Except as expressly set forth in this Section 4, Seller makes no express or implied warranty of any kind whatsoever. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED AND EXCEPT TO THE LIMITED AND SPECIFIC EXTENT PROVIDED HEREIN OR IN THE MASTER AGREEMENT TO THE CONTRARY, CONTRIBUTION OF THE PROJECT IS ON A STRICT “AS-IS” BASIS. Subject to Seller’s representations and warranties in this Section 4, Purchaser hereby acknowledges that Purchaser has, to the extent desired and deemed consistent with good commercial practice and at Purchaser’s sole cost and expense, completed an investigation and inspection of the Project including, without limitation, such investigations to determine whether or not Purchaser has the necessary governmental approvals to utilize the Project for Purchaser’s proposed use, investigations regarding lot line/boundary line adjustments affecting the Project and compliance/non-compliance of the Project with applicable setback requirements (including, without limitation, side yard setbacks), such investigations to determine whether or not the necessary utilities are in order to support Purchaser’s proposed use, such soils, engineering and environmental studies as may be necessary to assess the condition of the Project and the suitability of the Project for Purchaser’s intended uses, and inspection(s) of the structure, roof, heating, ventilation, air conditioning, electrical and plumbing systems and other components of the Building, the parking areas and other common areas located in, on or about the Project. The foregoing acknowledgment by Purchaser shall not be deemed to waive or qualify Seller’s representations and warranties in this Section 4.
     5. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that as of the Effective Date:
          5.1 Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder and consummate the transactions contemplated hereby. All requisite partnership and other actions have been taken to authorize and approve the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby.
          5.2 The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, will not (a) violate any provision of the organizational documents of Purchaser; (b) violate, conflict with or result in a breach of or default under any term or provisions of any contract or agreement to which Purchaser is a party or by or to which Purchaser or any of its assets or properties are or may be bound or subject; or (c) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority or any other body, by or to which Purchaser is or may be bound.
     6. Survival. Unless expressly provided otherwise in another part of this Agreement, all representations and warranties made in this Agreement by Seller or Purchaser shall survive the Closing for a period of one hundred twenty (120) days, and in the event that Purchaser determines (acting in good faith) that a breach of anyone or more of such representations or warranties occurred prior to Closing, then, in order to preserve its claim, Purchaser shall be required to file suit against Seller in connection with such breach within the aforesaid one hundred twenty (120) day survival period. If Purchaser fails to timely comply with the foregoing sentence, then Purchaser shall automatically be deemed to have irrevocably waived its right to any remedy with respect to any representation or warranty allegedly breached (prior to Closing) by Seller. As used in this Agreement with respect to any representation or warranty, the “knowledge” of Seller refers to the actual knowledge of any or all of Jay H. Shidler, Lawrence J. Taff and James C. Reynolds.
     7. Availability of Records; Audit Representation Letter. Upon Purchaser’s request, for a period of two (2) years after Effective Date, Seller shall make its records (financial or otherwise) maintained in connection with the ownership and operation of Seller’s interest in the Project (the “Records”) available to Purchaser for inspection, copying and audit by Purchaser’s designated accountants, as reasonably necessary in order for Purchaser (or any of its affiliates) to comply with any SEC or similar reporting obligations imposed upon Purchaser (or any of its affiliates). Without limitation of the foregoing in this Section 7, Seller agrees to abide by the terms of Exhibit D attached hereto. At any time within two (2) years after the Effective Date, Seller further agrees to provide to Purchaser’s designated independent auditor, upon request of Purchaser or such auditor: (a) access (to the same extent to which Purchaser would be entitled to such access) to the books and records of the Project and all related information (including the information listed on Exhibit D) regarding the period for which Purchaser is required to have the Project audited under the regulations of the Securities and Exchange Commission, and (b) a representation letter delivered by each managing agent of the Project regarding the books and records of the Project, in substantially the form as attached hereto as Exhibit E.
     8. Miscellaneous.
          8.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings provided below:
               (a) “Environmental Claim” means any claim, order, investigation, action, suit, proceeding, injunction, demand, citation, summons, directive, fine, penalty, assessment or violation of or under any Environmental Laws, including, without limitation, any claim, order, investigation, action, suit, proceeding, injunction, demand, citation, summons, directive, fine, penalty, assessment or violation brought or issued by any Governmental Authority, and any written notice advising any of the Project Owners of any of the foregoing or of any fact, event or condition that is the basis for the assertion of any of the foregoing.

               (b) “Environmental Laws” means all applicable laws, statutes, enactments, orders, regulations, rules and ordinances of any Governmental Authority relating to pollution or protection of human health, safety, the environment, natural resources or laws relating to releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances, including, without limitation (as applicable), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. §653 et seq.), all as amended from time to time and the regulations promulgated pursuant thereto.
               (c) “Hazardous Substances” means any chemicals, materials or substances which are defined or regulated as dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or as a pollutant or contaminant under any Environmental Law, including but not limited to urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, petroleum and petroleum products.
               (d) “Material Adverse Effect” shall mean an effect that would reasonably be expected to be material and adverse to the financial condition, business, or results of operations of Seller, the POP Affiliates or the Project, or that would materially and adversely affect the ability of Seller and Purchaser to consummate the transactions hereunder.
               (e) “Permitted Exceptions” shall mean:
     (1) real estate taxes and assessments not yet due and payable;
     (2) covenants, restrictions, easements and other similar agreements, provided that the same are not violated by existing improvements or the current use and operation of the Project, or if so violated that the same do not materially impair the value of the Project and that the violation of the same will not result in a forfeiture or reversion of title;
     (3) zoning laws, ordinances and regulations, building codes and other governmental laws, regulations, rules and orders affecting the Project, provided that the same are not violated by existing improvements or the current use and operation of the Project, or if so violated that the same do not materially impair the value of the Project or that such violation will not result in a forfeiture or reversion of title;
     (4) any minor imperfection of title which (a) does not affect the current use, operation or enjoyment of the Project, (b) does not render title to the Project unmarketable or uninsurable, and (c) does not materially impair the value of the Project;
     (5) The unpaid mortgage debts currently secured by the Project;
     (6) any Leases with respect to the Project; and
     (7) any encroachments or any other matters evidenced by an owner’s title insurance policy in the name of any Project Owner or as disclosed by an existing survey procured by or on behalf of any Project Owner.
          8.2 Entire Agreement. This Agreement, including the Exhibits referred to herein, constitutes the entire contract between the parties with respect to the subject matter covered by this Agreement. This Agreement supersedes all previous representations, arrangements, agreements and understandings by and among the parties with respect to the subject matter covered by this Agreement, and any such representations, arrangements, agreements and understandings are hereby cancelled and terminated in all respects. This Agreement may not be amended, changed or modified except by a writing duly executed by the Purchaser and Seller.
          8.3 Severability. If any provision of this Agreement, or any portion of any such provision, is held to be unenforceable or invalid, the remaining provisions and portions shall nevertheless be carried into effect.
          8.4 Remedies. All rights and remedies of the parties are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of or to limit or prejudice any other legal or equitable rights or remedies which the parties may have, except as otherwise expressly limited herein. Subject to the limitations or remedies imposed elsewhere in this Agreement, the parties shall not be deemed to waive any of their rights or remedies thereunder, unless such waiver is in writing and signed by the party to be bound. No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on anyone occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion.
          8.5 Headings. The headings contained in this Agreement are for convenience only and are not a part of this Agreement, and do not in any way interpret, limit or amplify the scope, extent or intent of this Agreement, or any of the provisions of this Agreement.
          8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile transmission with the same force and effect as an ink-signed document.
          8.7 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and interpreted in accordance with the laws (other than that body of law relating to conflicts of law) of the State of Delaware. The proper venue for any claims, causes of action or other proceedings concerning this Agreement shall be in the state and federal courts located in the State of California.
          8.8 No Third Party Beneficiary. This Agreement creates rights and duties only between the parties, and no third party is or shall be deemed to be or shall have any rights as a third party beneficiary, except as explicitly set forth herein.
          8.9 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, assigns and legal and personal representatives.
          8.10 Notices. All notices required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United Sates mail, postage prepaid, return receipt requested, (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) telecopier (with answer back acknowledged), addressed as follows (or such other address and person or entity as shall be designated from time to time by any party hereto, as the case may be, to the other parties hereto in the manner proved for in this Section 5.10:

If to Seller:	STIRR SoCal Portfolio II, LLC
10188 Telesis Court, Suite 222
San Diego, California 92121
Attention: James R. Ingebritsen or Matthew J. Root

If to Purchaser:	Pacific Office Properties, L.P,
233 Wilshire Boulevard, Suite 830
Santa Monica, California 90401
Attention: James M. Kasim

If to Company:	POP SoCal Partners, LLC
10188 Telesis Court, Suite 222
San Diego, California 92121
Attention: James M. Kasim
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:

STIRR SOCAL PORTFOLIO II, LLC
a Delaware limited liability company

By:	JCR Manager, LLC
a Delaware limited liability company
Its Manager

	By:	/s/ James Reynolds
	Its:	MANAGER

PURCHASER:

PACIFIC OFFICE PROPERTIES, L.P.
a Delaware limited partnership

By:	Pacific Office Properties Trust, Inc.
a Maryland corporation
Its General Partner

By: /s/ James M. Kasim

	Name:	James M. Kasim
Its: Chief Financial Officer
CONSENTED TO:
POP SOCAL PARTNERS, LLC
a Delaware limited liability company

By:	STIRR SoCal Portfolio II, LLC
a Delaware limited liability company
Its Managing Member

By: JCR Manager, LLC
a Delaware limited liability company
Its Manager

	By:	/s/ James Reynolds
	Its:	MANAGER
[Signature Page to Membership Interest Purchase Agreement]

SCHEDULE OF EXHIBITS
A.	Assignment Instrument

B.	Promissory Note

C.	Balance Sheet

D.	SEC Reporting Requirements

E.	Form of Audit Representation Letter
[Schedule of Exhibits]